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                                                                      EXHIBIT 99



                         [CORUS BANKSHARES LETTERHEAD]



March 25, 2002


To the Securities and Exchange Commission:


Our auditors, Arthur Andersen LLP ("Andersen") have represented to us that their audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.



/s/ Tim H. Taylor
--------------------------------
      Tim H. Taylor
Executive Vice President and
 Chief Financial Officer